UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2009

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois		60181
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of December 23, 2009, Ronald E. Heineman voluntarily resigned as the Registrant’s Chief Executive Officer, notifying the Board of Directors of his resignation during a scheduled meeting of Directors held on that date.

In July 2009, the Registrant purchased a $2.3 million certificate of deposit (“CD”) at a New York bank.  When the CD matured in October 2009, the bank did not timely credit the proceeds of the CD to the Registrant’s account. Although the Registrant has made a formal inquiry of the bank, to date the Company has not received an adequate explanation for the bank’s non-performance relating to the CD.  In December 2009, the Registrant was reimbursed in full through a non-recourse assignment of the CD for face value to an unrelated party, who has other business interests with the  bank. The purchaser of the CD is neither an employee nor a director of the Registrant.

Management determined that the size of the New York bank from which the CD was purchased did not meet the minimum requirements of the Registrant’s investment policy and, as a result, management concluded that it represented a material weakness in internal control. In addition, during fiscal 2009, the Registrant authorized an individual that was neither an employee nor a director as an authorized signor on the Registrant’s bank account, which was also identified as a  material weakness in internal control. In September 2009,  we removed this individual as an authorized signor on our bank accounts. Management has also taken the following steps in regards to the CD investment: (i) the CD proceeds have been transferred to a financial institution that meets the criteria of the established investment policy adopted by the Registrant; (ii) the Chief Executive Officer, Ron Heineman, who authorized the purchase of the CD voluntarily resigned effective December 23, 2009; and (iii) Salvatore Zizza was appointed by the Board of Directors  as the Chief Executive Officer of the Registrant effective December 23, 2009.

Mr. Zizza, our new Chief Executive Officer, is 64 years old and had no prior relationship with the Registrant or any officers, directors or employees of the Registrant other than as a consultant to the Chairman of the Board of Directors. Mr. Zizza served as the President and Treasurer of Initial Acquisition Corp., from 1992 until March 1997, at which time Initial Acquisition Corp. merged with Hollis-Eden Pharmaceuticals, Inc ("Hollis-Eden") and has served as a member of the board of directors of Hollis-Eden since March 1997 and the non-executive Chairman of the board of directors since March 2009 . Mr. Zizza is presently Chairman of Metropolitan Paper Recycling, Inc. and also the Chairman of Bethlehem Advanced Materials. Mr. Zizza was President and Chief Financial Officer of NICO Construction Company, Inc. until 1985, when NICO merged with The LVI Group, Inc. Prior to joining The LVI Group, Inc., Mr. Zizza was an independent financial consultant and had been a lending officer for Chemical Bank. Mr. Zizza’s current and former directorships include: The Gabelli Equity Trust (NYSE), The Gabelli Asset Fund, The Gabelli Growth Fund, The Gabelli Convertible and Income Securities Fund, The Gabelli Utility Trust Fund (NYSE), The Gabelli Global Multimedia Trust (NYSE), The Gabelli Equity Series Fund, The Gabelli Dividend and Income Trust, The Gabelli Gold Fund, the Gabelli International Growth Fund, The Gabelli Global Gold Natural Resources, Westwood Funds, Earl Scheib Inc (NASDAQ), and St. David’s School. Mr. Zizza received a B.A. in Political Science and an M.B.A. from St. John’s University.

Mr. Zizza entered into a consulting agreement in March, 2009 with the Registrant’s majority shareholder, PSQ, LLC (“PSQ”), which agreement provides for the payment of a monthly consulting fee to Mr. Zizza by PSQ in the amount of $20,000 per month. PSQ is wholly-owned by Stephen Pence, our Chairman of the Board of Directors. The consulting agreement is expected to continue during the period that Mr. Zizza serves as our Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC. (Registrant)
Date: December 29, 2009	By: /s/ Salvatore J. Zizza
Salvatore J. Zizza
Chief Executive Officer